EXHIBIT 99.1


News Release


CENTREX, INC. NAMES JEFFREY FLANNERY CHIEF BUSINESS DEVELOPMENT OFFICER


TULSA. September 27, 2004. Centrex, Inc. (OTC BB: CNEX) today announced that Jeffrey Flannery has been named as the Company's Chief Business Development Officer. Mr Flannery will assume and expand upon some of the duties currently undertaken by Centrex CEO Dr. Thomas R. Coughlin, Jr. Dr. Coughlin will continue as CEO and Chief Science Officer and will concentrate his efforts on supervising the commercialization of the Centrex Single Molecule Nucleic Acid Detection
(SMD) technology.


Mr. Flannery brings more than 15 years of business development and corporate finance experience to Centrex Inc., having worked for public and private companies in a variety of technology related fields. Most recently, he was partner at FM Consulting Group, Inc., where he oversaw the company's investment banking services division and served as liaison for numerous US technology companies with the Mexican government.

Previously, as Director of Corporate Finance at Equitilink, LLC, Mr. Flannery served as a financial advisor for more than 50 small cap companies. Mr. Flannery has also held executive positions with a number of technology companies including CEO and President of Cielo Broadband Technologies, Inc., CEO of Enhanced Information Services, Inc., Vice President of Corporate Communications for Center For Special Immunology, Inc. and Vice President of Business Development for InfoUSA, Inc.

"I understand the challenge of being a development stage company on the bulletin board, and I see an incredible opportunity at Centrex to bring a timely and vital technology to market," stated Flannery. "My role will be to facilitate and support the dedicated team at Centrex in its efforts to deliver a new technology that has tremendous significance worldwide for public safety."

Centrex owns the exclusive worldwide license to develop, manufacture, and market a system for detecting microbial contamination utilizing the single molecule nucleic acid detection (SMD) technology. The SMD technology, in combination with an easy-to-operate lab card device and integrated reader, is expected to be responsive to the need for rapid, user friendly and cost effective solutions for point-of-use analyses of a wide range of bacterial and viral organisms.

The detection system, currently in development, is designed to be adaptable for diverse applications and easily tailored to detect a variety of bacterial or viral organisms in real time. The proposed device is a simultaneous multi-channel detection system that is compact, fully automated and capable of monitoring the presence of biological agents in air, food, and water.


For more information, visit the Centrex website at www.centrexcorporation.com or call Investor Relations at 843 971-4848

This press release contains some forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our business. Those uncertainties are discussed in the Company's SEC filings.
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